Exhibit 3.3

CERTIFICATE OF FORMATION

OF

LGI HOMES GROUP, LLC

The undersigned, a natural person of the age of eighteen years or more, acting as the sole organizer of a limited liability company under Chapter 101 of the Texas Business Organizations Code (the “Texas Limited Liability Company Act”) does hereby adopt the following Certificate of Formation for such limited liability company:

I

NAME

The name of the limited liability company is LGI HOMES GROUP, LLC (the “Company”).

II

DURATION

The period of duration of the Company shall be perpetual, unless it is earlier wound up in accordance with the provisions of the Company Agreement of the Company.

III

PURPOSE

The Company is organized for the purpose of conducting any and all lawful business for which a limited liability company may be organized under the Texas Limited Liability Company Act.

IV

REGISTERED OFFICE AND AGENT

The address of the initial registered office of the Company shall be 1450 Lake Robbins Drive, Suite 430, The Woodlands, Texas 77380, and the name of its initial registered agent at such address is Eric Lipar.

V

MANAGERS

The Company is to be managed under the direction of a Board of Managers which shall initially be composed of one manager. The name and address of the person initially serving as manager is as follows:

Name	Address

Eric T. Lipar	1450 Lake Robbins Drive, Suite 430 The Woodlands, Texas 77380

VI

COMPANY AGREEMENT

The initial members of the Company shall adopt a Company Agreement which shall set forth all of the provisions for the regulation and management of the affairs of the Company. Any person or entity that acquires a membership interest in the Company shall be bound by the provisions of the Company Agreement, notwithstanding the fact that such person has not executed such Company Agreement or a separate written instrument pursuant to which it agrees to be bound by the provisions thereof.

VII

ORGANIZER

The name and address of the organizer of the Company is:

Name	Address

Warren A. Hoffman	Winstead PC 1100 JPMorgan Chase Tower 600 Travis Street Houston, Texas 77002

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation in his capacity as sole organizer of the Company as of March 2, 2011.

Warren A. Hoffman

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